SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT
                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




                          Date of Report: July 11, 2002




                              UnitedGlobalCom, Inc.
               (Exact Name of Registrant as Specified in Charter)




   Delaware                         000-496-58                   84-1602895
(State or other                    (Commission                  (IRS Employer
jurisdiction of                    File Number)                Identification #)
incorporation)




             4643 South Ulster Street, Suite 1300, Denver, CO 80237
                     (Address of Principal Executive Office)




                                 (303) 770-4001
              (Registrant's telephone number, including area code)













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ITEM 4.  CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

     On July 11, 2002, the Board of Directors of UnitedGlobalCom, Inc. ("United") dismissed Arthur Andersen LLP ("Arthur Andersen") as its independent auditor, and engaged KPMG LLP ("KPMG") as its independent auditor for the fiscal year ending December 31, 2002. The engagement of KPMG is effective as of July 11, 2002. This determination was based upon the recommendation of United's Audit Committee. Arthur Andersen has served as the independent auditor of both United, which was formed in 2001, and United's subsidiary through which it holds the majority of its operations, UGC Holdings, Inc. ("UGC Holdings").

     Except as noted in the following sentence, during the two most recent fiscal years of United and UGC Holdings ended December 31, 2001, and the subsequent interim periods through the date of Arthur Andersen's dismissal and KPMG's appointment, there were no disagreements between United or UGC Holdings, on the one hand, and Arthur Andersen, on the other, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to Arthur Andersen's satisfaction, would have caused Arthur Andersen to make reference to the subject matter of the disagreement in connection with its reports. In connection with UGC Holdings' Annual Report on Form 10-K for the year ended December 31, 2001, UGC Holdings and Arthur Andersen disagreed on the appropriate application of accounting principles generally accepted in the United States to the valuation of certain features embedded in some of the cross currency and interest rate derivative contracts of United Pan-Europe Communications, N.V. ("UPC"), United's publicly traded subsidiary with operations in Europe. The Audit Committees of United, UGC Holdings and UPC discussed the matter with Arthur Andersen. This disagreement was resolved following discussions among United, UGC Holdings and UPC personnel, Arthur Andersen and the Office of the Chief Accountant of the Securities and Exchange Commission. United has authorized Arthur Andersen to respond fully to any inquiry regarding this disagreement that KPMG may have. United, UGC Holdings and UPC did not consult with KPMG with regard to this matter. During the two most recent fiscal years and subsequent interim periods through the date of Arthur Andersen's dismissal and KPMG's appointment, neither United nor UGC Holdings consulted with KPMG with regard to the application of accounting principles to any transaction, completed or proposed, or the type of audit opinion that might be rendered on the consolidated financial statements of United or UGC Holdings.

     None of the reportable events described under Item 304(a)(1)(v) of Regulation S-K occurred within the two most recent fiscal years of United and UGC Holdings ended December 31, 2001, or within any subsequent interim period through the date of Arthur Andersen's dismissal and KPMG's appointment.

     Except as noted in the following sentence, the audit reports of Arthur Andersen on the consolidated financial statements of United and UGC Holdings as of December 31, 2000 and 2001, and for each of the three fiscal years ended



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


December 31, 2001, did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. In its audit report dated April 12, 2002 (except with respect to the matter discussed in Note 23 to United's consolidated financial statements, as to which the date is May 14, 2002) on United's consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001 and in its audit report dated April 12, 2002 on UGC Holdings' consolidated financial statements as of December 31, 2001 and 2000 and for the three years ended December 31, 2001, Arthur Andersen included the following statement:

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, is currently in default under certain of its significant bank credit facilities, senior notes and senior discount note agreements, which has resulted in a significant net working capital deficiency and raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

     After reasonable efforts, United has been unable to obtain the letter from Arthur Andersen that is required by Item 304(a)(3) of Regulation S-K. United has therefore not included such a letter as an exhibit to this Current Report on Form 8-K pursuant to Item 304T issued by Release No. 33-8070: Requirements for Arthur Andersen LLP Auditing Clients.




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


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         UNITEDGLOBALCOM, INC.




Dated:  July 11, 2002                    By: /s/ Frederick G. Westerman, III
                                             -----------------------------------
                                             Frederick G. Westerman, III
                                             Chief Financial Officer
















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